Exhibit 10.15

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of August 23, 2013 by and among Neurotrope, Inc., a Nevada corporation (the “Company”), Neurosciences Research Ventures, Inc., a West Virginia corporation (“NRV”), Dan Alkon (“Alkon”) and each of the Persons listed on the Schedule of Abeles Group Stockholders attached hereto (each, an “Abeles Stockholder” and, collectively, the “Abeles Stockholders”). NRV, Alkon and the Abeles Stockholders are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.” The Company and the Stockholders are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 7.

WHEREAS, Neurotrope BioScience, Inc., a Delaware corporation (“Neurotrope”) and each of NRV, Alkon and the Abeles Stockholders are parties to a Stock Purchase Agreement, each dated as of October 31, 2012, as amended (the “Founder Purchase Agreements”), pursuant to which, among other things, each of NRV, Alkon and the Abeles Stockholders purchased shares of common stock of Neurotrope, par value $0.01 per share (the “Neurotrope Common Stock”), all on the terms and subject to the conditions set forth in their respective Founder Purchase Agreements;

WHEREAS, the Stockholders, Neurotrope, Blanchette Rockefeller Neurosciences Institute, a not-for-profit institution organized and existing under the laws of the state of West Virginia ("BRNI") and NRV II, LLC, a Delaware limited liability company (“NRV II”) are parties to the Stockholders Agreement dated October 31, 2012 (the "Prior Agreement");

WHEREAS, Neurotrope has entered into a merger agreement, dated August 23, 2013 (the "Merger Agreement") with a newly formed subsidiary of the Company ("MergerCo"), pursuant to which MergerCo shall merge with and into Neurotrope, with Neurotrope remaining as the surviving entity after the merger and a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger, the Stockholders will receive common stock of the Company ("Common Stock"), in exchange for their shares of Neurotrope Common Stock; and

WHEREAS, the Company and the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety, effective as of the Effective Time (as defined in the Merger Agreement) to (a) remove NRV II and BRNI as parties to the Agreement and (b) set forth certain agreements among the Company and the Stockholders with respect to the governance of the Company and the disposition of the Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, as of the Effective Time, the Prior Agreement shall be amended and restated in its entirety as follows:

Section 1.     Board of Directors.

1A.                Board Composition. From and after the date hereof and until the provisions of this Section 1 cease to be effective or are amended in accordance with the provisions of Section 9 hereof, each holder of Stockholder Shares shall vote all of the securities of the Company that such holder beneficially owns (as such term is defined in SEC Rule 13d-3) and shall take all other necessary or desirable actions within his, her or its control, whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings (and shall refrain from taking any action the purpose of which is to frustrate the purposes of this Section 1A), and the Company shall take all necessary or desirable actions within its control, including calling special board and stockholder meetings, so that:

(i)                 the authorized number of directors shall be established and maintained at seven (7), with six (6) directors elected by the holders of a majority of the issued and outstanding Common Stock, voting as a separate class (each, a "Common Director") and one (1) director elected by the holders of a majority of the issued and outstanding shares of Series A convertible preferred stock of the Company (the "Series A Preferred Stock"), voting as a separate class on an as-converted basis;

(ii)               the following five (5) persons shall be nominated and elected to the Board as Common Directors:

(a)                two (2) representatives designated by NRV (each, an “NRV Designee”), who initially shall be William S. Singer and Ralph Bean;

(b)               two (2) representatives designated by the Majority Abeles Stockholders (each, an “Abeles Designee”), who initially shall be Dr. John Abeles and Dr. Jim New; and

(c)                one (1) independent representative designated by the Board (the "Neurotrope Designee"), which designee has not been determined as of the date of this Agreement; and

(iii)             subject to the provisions of applicable law, no NRV Designee, Abeles Designee or Neurotrope Designee shall be removed from the Board unless such removal is requested in writing by the party that designated such designee.

1B.                Expense Reimbursement. The Company shall pay the reasonable out-of-pocket expenses (including travel expenses) incurred by each Director in connection with attending the meetings of the Board, any Subsidiary Board and any committee thereof on which such Director in then serving.

1C.                Termination. Subject to Section 21, the provisions of this Section 1 shall terminate automatically and shall be of no further force and effect upon the consummation of a Qualified Public Offering. For the avoidance of doubt, the Merger shall not be deemed to be a Qualified Public Offering.

Section 2.     Irrevocable Proxy; Conflicting Agreements.

2A.                Irrevocable Proxy. In order to secure each holder’s obligation to vote his, her or its Stockholder Shares and other voting securities of the Company in accordance with the provisions of Section l, Section 4D and Section 24, each Stockholder hereby appoints NRV as such Stockholder’s true and lawful proxy and attorney in fact, with full power of substitution, to vote all of such holder’s Stockholder Shares and other voting securities of the Company for the election and/or removal of Directors and all such other matters as expressly provided for in Section l, Section 4D and, with respect to the Abeles Stockholders only, Section 24. NRV may exercise the irrevocable proxy granted to it hereunder at any time such holder fails to comply with the provisions of Section 1, Section 4D or Section 24 of this Agreement. The proxies and powers granted by each holder pursuant to this Section 2A are coupled with an interest and are given to secure the performance of such holder’s obligations under this Agreement. Such proxies and powers will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of such holder and the respective holders of their Stockholder Shares. Subject to Section 21, the proxy granted hereunder shall terminate automatically and shall be of no further force and effect upon the consummation of a Qualified Public Offering; provided that the proxy granted hereunder by the Abeles Stockholders with respect to voting obligations set forth in Section 24 shall expire upon the first to occur of (a) the completion of the Subsequent Financing and (b) the consummation of a Qualified Public Offering.

2B.                Representations and Warranties; Conflicting Agreements. Each Stockholder represents that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (ii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement.

Section 3.     [Reserved].

Section 4.     Transfer of Stockholder Shares.

4A.                Required Consent. No Stockholder shall Transfer any interest in any Stockholder Shares without first obtaining the prior written consent of both the Board, which consent may be withheld in the Board’s sole discretion, and NRV, which consent may be withheld in NRV’s sole discretion (the “Required Consent”), except that any Stockholder may Transfer Stockholder Shares (i) pursuant to Section 4C (but not as a Transferring Stockholder unless in compliance therewith) or Section 4D, (ii) pursuant to any forfeiture or repurchase provisions set forth in any applicable Employment Agreement and/or Equity Agreement, (iii) in a Public Sale and (iv) to their respective Permitted Transferees, provided that, in the case of any Transfer by a Stockholder under this clause (iv), such Stockholder retains voting control of such Stockholder Shares (collectively, the “Exempt Transfers”). The restrictions contained in this Section 4A and Sections 4B, 4C and 4D shall terminate automatically and shall be of no further force and effect upon the consummation of a Qualified Public Offering. If any Person acquires Stockholder Shares pursuant to clause (iv) above as a Permitted Transferee by virtue of (y) such Person’s qualification as a member of a transferor’s Family Group under clauses (ii) or (iii) of the definition of Family Group or (z) such Person’s qualification as an Affiliate of a transferor, and such Person shall, at any time, cease to be either a member of such transferor’s Family Group or an Affiliate of such transferor (as applicable), then such Person shall be required to Transfer such Person’s Stockholder Shares to a Person that does qualify at the time of such required Transfer as either a member of the original transferor’s Family Group or as an Affiliate of the original transferor.

4B.                 First Refusal Rights.

(i)                 Offer. Upon obtaining the Required Consent and subject to compliance with all other provisions of this Agreement, and after obtaining a bona fide written offer to acquire any Stockholder Shares (except pursuant to an Exempt Transfer), at least 60 days (or such shorter period as may be determined by the Board and NRV) prior to any Transfer of any Stockholder Shares (except pursuant to an Exempt Transfer), any Stockholder desiring to make such Transfer (the “RFR Transferring Stockholder”) shall deliver a written notice (the “Offer Notice”) to the Company and each other holder of Stockholder Shares, specifying in reasonable detail the identity, background and ownership (if applicable) of the prospective Transferee(s), the number and class of Stockholder Shares to be Transferred (the “Offered Shares”) and the price and other terms and conditions of the proposed Transfer. The Offer Notice shall constitute a binding offer to sell the subject shares on such terms and conditions. The RFR Transferring Stockholder shall not consummate such proposed Transfer until at least 60 days (or such shorter period as determined by the Board and NRV) after the delivery of the Offer Notice, unless the parties to the Transfer have been finally determined pursuant to this Section 4B and Section 4C prior to the expiration of such 60-day (or shorter) period (the date of the first to occur of (y) the expiration of such 60-day period (or such shorter period as determined by the Board and NRV) after delivery of the Offer Notice or (z) such final determination is referred to herein as the “Authorization Date”).

(ii)               Company Election. The Company may elect to purchase all or any portion of the Offered Shares at the price and on the other terms set forth in the Offer Notice, by delivering written notice of such election to the RFR Transferring Stockholder and each holder of Stockholder Shares within 20 days after delivery of the Offer Notice.

(iii)             Stockholder Election. If the Company does not elect to purchase all of the Offered Shares, then each holder of Stockholder Shares may elect to purchase all or any portion up to such holder’s pro rata share (based on the number of shares of Common Stock held by such holder on a fully-diluted, as-if-converted basis) of the remaining Offered Shares at the price and on the other terms set forth in the Offer Notice, by delivering written notice of such election to the RFR Transferring Stockholder and the Company within 30 days after delivery of the Offer Notice. Any Offered Shares not elected to be purchased by the end of such 30-day period shall during the immediately following 5-day period be reoffered by the RFR Transferring Stockholder to the holders of Stockholder Shares who have elected to purchase their pro rata share of the remaining Offered Shares and, if such Persons collectively indicate interest within said 5-day period in acquiring additional Offered Shares in an amount in excess of the aggregate amount of Offered Shares remaining, such remaining Offered Shares will be allocated among such Persons pro rata in accordance with their respective holdings of Common Stock on a fully-diluted, as-if-converted basis.

(iv)             Closing. If the Company and/or the holders of Stockholder Shares have elected to purchase all or any portion of the Offered Shares from the RFR Transferring Stockholder, such purchase shall be consummated as soon as practicable after the delivery of the election notice(s) to the RFR Transferring Stockholder, but in any event within 30 days after the Authorization Date. Notwithstanding any other provision hereof, in the event that the sale price, or any portion thereof, for the Offered Shares is not payable in the form of cash at closing or cash payable on a deferred basis (such as pursuant to promissory notes issued by the prospective Transferee(s) described in the Offer Notice), the Company and/or each holder of Stockholder Shares electing to purchase Offered Shares pursuant to this Section 4B shall be required to pay only such portion, if any, of the sale price described in the Offer Notice as consists of such cash consideration, and delivery of such consideration to the RFR Transferring Stockholder shall be payment in full for such Offered Shares.

(v)               No Election. If the Company and the holders of Stockholder Shares do not elect, in the aggregate, to purchase all of the Offered Shares from the RFR Transferring Stockholder, then, subject to compliance with Section 4C below, the RFR Transferring Stockholder shall have the right, within the 60 days following the Authorization Date, to Transfer such Offered Shares which the Company and the holders of Stockholder Shares have not elected to purchase to the Transferee(s) specified in the Offer Notice (less the number of Offered Shares acquired by the Company and the holders of Stockholder Shares) in the amounts specified in the Offer Notice at a price not less than the price per share specified in the Offer Notice and on other terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice. Any Offered Shares not so Transferred within such 60-day period shall be reoffered to the Company and the holders of Stockholder Shares pursuant to this Section 4B prior to any subsequent Transfer.

4C.                Tag-Along Rights.

(i)                 Participation Right. At least 20 days prior to any Transfer of any Stockholder Shares by any Stockholder (other than an Exempt Transfer), each Stockholder making such Transfer (the “Transferring Stockholder”) shall deliver a written notice (the “Sale Notice”) to the Company and the other holders of Stockholder Shares who have not elected to purchase Offered Shares pursuant to Section 4B,, specifying in reasonable detail the identity of the prospective Transferee(s), the number and class of Stockholder Shares to be Transferred and the terms and conditions of the Transfer (including the price which will reflect each Stockholder Share’s Pro Rata Share). Such other holders of Stockholder Shares may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 15 days after delivery of the Sale Notice; provided that if the Transferring Stockholder is selling a strip of securities, then any participating Stockholder shall be required to sell the same strip of securities (on the same terms and conditions and in the same proportion) that the Transferring Stockholder is so Transferring, to the extent possible. Such participation shall be based upon the Pro Rata Share represented by the Stockholder Shares requested to be included by each such holder relative to the Pro Rata Share of all Stockholder Shares held by the holders participating in such Transfer (including the Transferring Stockholder). If no other holder of Stockholder Shares has elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 15-day period after delivery of the Sale Notice), then the Transferring Stockholder may Transfer the Stockholder Shares specified in the Sale Notice at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice, during the 60-day period immediately following the Authorization Date. Any Transferring Stockholder’s Stockholder Shares not Transferred within such 60-day period shall be subject to the provisions of this Section 4C upon subsequent Transfer.

(ii)               Participation Procedure; Conditions. With respect to any Transfer subject to Section 4C(i), each Transferring Stockholder shall use his, her or its reasonable best efforts to obtain the agreement of the prospective Transferee(s) to the participation of the other holders of Stockholder Shares who have elected to participate in any contemplated Transfer, and no Transferring Stockholder shall Transfer any of its Stockholder Shares to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of such other holders on the terms provided herein, unless in connection with such Transfer one or more of the Transferring Stockholders or their Affiliates purchase (on the same terms and conditions on which such Stockholder Shares were to be sold to the Transferee(s)) the number and class of Stockholder Shares from each such other holder which such other holder would have been entitled to sell pursuant to Section 4C(i). Each Person Transferring Stockholder Shares pursuant to this Section 4C shall pay its share (on a Pro Rata Basis) of the expenses incurred by the Transferring Stockholder in connection with such Transfer and shall be obligated to join on a Pro Rata Basis in any indemnification or other obligations that the Transferring Stockholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular holder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Stockholder Shares which shall be given on an individual basis); provided that unless a prospective Transferee permits a Stockholder to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld on a Pro Rata Basis among all participating holders of Stockholder Shares.

4D.                Approved Sale; Drag-Along Obligations.

(i)                 If at any time the Board approves a Fundamental Change or Change in Ownership (as applicable, an “Approved Sale”), each holder of Stockholder Shares and each Person that retains voting control of any Stockholder Shares Transferred in accordance with Section 4A (each, a “Holder”) shall (and shall cause any Director(s) designated by it to) take and otherwise facilitate the following actions:

(a)                vote for (whether at a meeting of the Company’s stockholders or by written consent), consent to and raise no objections against, and not otherwise impede or delay, such Approved Sale;

(b)               if the Approved Sale is structured as a (A) merger or consolidation, such Holder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (B) sale of capital stock or other equity securities, such Holder shall agree to sell or dispose of (and shall sell and dispose of) all of such Holder’s Stockholder Shares and other securities of the Company on the terms and conditions approved by the Board; and

(c)                take all necessary or desirable actions (in such Holder’s capacity as a stockholder of the Company or otherwise) in connection with the consummation of the Approved Sale as reasonably requested by the Board (including any applicable purchase agreement, stockholders agreement and/or indemnification and/or contribution agreement and, only in the case of Holders who are Executive Stockholders and any other Holders that are Executives or Permitted Transferees thereof, executing and delivering non-competition and non-solicitation agreements and the like whether or not executed by non-Executive Holders).

(ii)               The obligations of the Holders with respect to the Approved Sale are subject to the satisfaction of the conditions that (and the Company shall take such actions as are necessary so that) each holder of Stockholder Shares shall receive in exchange for the Stockholder Shares held by such Holder the same portion of the aggregate consideration (however described or allocated) from such transaction that such holder of Stockholder Shares would have received if such aggregate consideration had been distributed by the Company pursuant to a liquidation, dissolution and winding up of the Company in accordance with the provisions of the Certificate of Incorporation.

(iii)             Notwithstanding anything herein to the contrary, the Holders shall be severally obligated to join on a Pro Rata Basis (as if such indemnification obligations reduced the aggregate proceeds available for distribution or payment to the holders of Stockholder Shares in such Approved Sale) in any indemnification obligations the Board agreed to in connection with such Approved Sale; provided that no Holder shall be obligated to enter into indemnification obligations with respect to matters particular to any other Holder or such other Holder’s (or its Permitted Transferee’s) Stockholder Shares and no Holder shall be required to agree to indemnification obligations in excess of the proceeds received by such Holder (or its Permitted Transferee) in such Approved Sale; provided further that unless a prospective Transferee permits a Holder to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld on a Pro Rata Basis among all Holders (as if such escrow reduced the aggregate proceeds available for distribution or payment to the holders of Stockholder Shares in such Approved Sale). Each Holder shall pay its share determined on a Pro Rata Basis (as if such expenses reduced the aggregate proceeds available for distribution or payment to the holders of Stockholder Shares in such Approved Sale) of the expenses incurred by the Company pursuant to an Approved Sale to the extent such expenses are incurred for the benefit of all Holders. Expenses incurred by any Holder on its his, her or its own behalf (including the fees and disbursements of counsel, advisors and other Persons retained by such Holder in connection with the Approved Sale) will not be considered costs incurred for the benefit of all Holders and, to the extent not paid by the Company, will be the responsibility of such Holder. Each Holder shall enter into any indemnification, contribution or stockholder/seller representative agreement requested by the Board to ensure compliance with this Section 4D and hereby consents and agrees to abide by the customary provisions of any merger or similar agreement providing for a stockholder/seller representative. Each Holder shall enter into any other agreement that the Board approves and (other than non-competition and non-solicitation agreements to be entered into by Holders who are also employees of the Company or any of its Subsidiaries) enter into such agreements on the same terms and conditions (other than as differences in such terms and conditions might result from holdings of different classes of Stockholder Shares). Without limiting the immediately prior sentence, each Holder shall enter into any indemnification, contribution or stockholder/seller representative agreement requested by the Board to ensure compliance with this Section 4D(iii), and the provisions of this Section 4D(iii) requiring several liability shall be deemed complied with if such requirement is addressed through such agreement, even if the purchase and sale agreement or merger agreement related to the Approved Sale provides for joint and several liability.

(iv)             If the Company or any of its Subsidiaries enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Excluded Stockholder shall, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the Company. If any Holder so appoints such purchaser representative, the Company shall pay the fees of such purchaser representative. However, if any Holder declines to appoint the purchaser representative designated by the Company, such Holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such Holder shall be responsible for the fees of the purchaser representative so appointed.

4E.                 Additional Restrictions on Transfer.

(i)                 Execution of Counterpart. Except in connection with an Approved Sale or a Public Sale, each Transferee of Stockholder Shares or other interests in the Company (including any Permitted Transferee or otherwise in connection with an Exempt Transfer other than a Public Sale) shall, as a condition precedent to such Transfer, execute and deliver to the Company a counterpart to this Agreement substantially in the form of Exhibit A attached hereto, pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement. Notwithstanding the foregoing, any Person who acquires in any manner whatsoever, other than in connection with an Approved Sale or a Public Sale, any Stockholder Shares or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Stockholder Shares or other interest in the Company of such Person was subject to or by which such predecessor was bound.

(ii)               Notice. In connection with the Transfer of any Stockholder Shares, the holder of such Stockholder Shares will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(iii)             Legal Opinion. No Transfer of Stockholder Shares or other interest in the Company may be made unless such Transfer would not violate any federal securities laws applicable to the Company or the interest to be Transferred. Upon reasonable request of the Company, the proposing Transferor shall deliver to the Company prior to the date of the Transfer an opinion of counsel reasonably acceptable to the Company as to the foregoing.

(iv)             No Avoidance of Provisions. No holder of Stockholder Shares shall directly or indirectly (i) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such holder or (ii) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such holder, in any such case in a manner which would fail to comply with this Section 4 if such holder had Transferred Stockholder Shares directly.

4F.              Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON AUGUST 23, 2013 HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 23, 2013 BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND ITS STOCKHOLDERS (THE “STOCKHOLDERS AGREEMENT”). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS, CERTAIN VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT AND/OR A SEPARATE AGREEMENT WITH THE INITIAL HOLDER HEREOF. A COPY OF SUCH CONDITIONS, REPURCHASE OPTIONS AND FORFEITURE PROVISIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares. If a Stockholder delivers to the Company an opinion of counsel, satisfactory in form and substance to the Board (which opinion may be waived by the Board), that no subsequent Transfer of Stockholder Shares will require registration under the Securities Act, the Company will promptly upon such contemplated Transfer deliver new certificates evidencing such Stockholder Shares which do not bear the portion of the restrictive legend relating to the Securities Act set forth in this Section 4F.

4G.                Public Offering. In the event that the Board approves a Public Offering and such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital structure of the Company shall adversely affect the marketability of the offering, or in the event otherwise determined by the Board, then each Holder shall consent to and vote for a recapitalization, reorganization and/or exchange of the capital of the Company into securities that the managing underwriters and the Board find acceptable and shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange (including, without limitation, through the formation of a new parent holding company, as a result of which the Company would be a Subsidiary of such newly formed entity); provided, however, that the Company shall reimburse each Holder for the reasonable expenses incurred by such Holder in taking such actions.

4H.               Transfer Fees and Expenses. Except as provided in Sections 4B, 4C or 4C, the Transferor and Transferee of any Stockholder Shares or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

4I.                  Void Transfers. Any Transfer of any Stockholder Shares or other interest in the Company in contravention of this Agreement (including, without limitation, the failure of the Transferee to execute a counterpart to this Agreement) shall be void and of no effect and shall not bind or be recognized by the Company or any other Person.

Section 5.    Holdback Agreement. No Stockholder shall (A) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for such securities (including equity securities of the Company or any of its Subsidiaries that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Securities and Exchange Commission), (B) enter into a transaction which would have the same effect as described in clause (A) above, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any securities referred to in clause (A) above, whether such transaction is to be settled by delivery of such securities, in cash or otherwise (each of (A), (B) and (C) above, a “Sale Transaction”), or (D) publicly disclose the intention to enter into any Sale Transaction, in any such case during the seven days prior to and the 90-day period beginning on the effective date of any underwritten registration (the “Holdback Period”), except as part of any such underwritten registration, unless the underwriters managing the registered public offering otherwise agree in writing. If requested by the managing underwriters, each Stockholder agrees to execute customary lock-up agreements consistent with the foregoing obligations with the managing underwriter(s) of an underwritten offering with a duration not to exceed the Holdback Period, as applicable. If (i) the Company issues an earnings release or discloses other material information or a material event relating to the Company occurs during the last 17 days of the Holdback Period (as applicable) or (ii) prior to the expiration of the Holdback Period (as applicable), the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with FINRA Rule 2711(f)(4), the Holdback Period (as applicable) will be extended until 18 days after the earnings release or disclosure of other material information or the occurrence of the material event, as the case may be (a “Holdback Extension”). The Company may impose stop-transfer instructions with respect to the shares of its Common Stock (or other securities) subject to the foregoing restriction during any Holdback Period or any period of Holdback Extension.

Section 6.     [Reserved].

Section 7.     Definitions.

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of Neurotrope, Inc.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Company’s capital stock by the Company or any holders thereof which results in the holders of Common Stock and Series A Preferred Stock as of the effective time of the Merger (and after giving effect to the Merger) ceasing to own more than 50% of the Company’s Common Stock (assuming conversion of the Series A Preferred Stock) immediately after such sale, transfer or issuance or series of sales, transfers and/or issuances.

“Director” shall mean an individual serving as a member of the Board.

“Employment Agreement” shall mean any employment agreement, consulting agreement, confidentiality agreement, non-competition agreement, non-solicitation agreement or any similar agreement between an Executive, on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, each as amended, modified and/or waived from time to time.

“Equity Agreement” shall mean any document, instrument or agreement entered into in connection with any issuance of Stockholder Shares effecting the purchase of such Stockholder Shares and evidencing the terms and conditions thereof (including, without limitation, transfer restrictions, vesting and forfeiture or buyback provisions).

“Equity Incentive Plan” shall mean the Neurotrope, Inc. 2013 Equity Incentive Plan.

“Equity Securities” shall mean (i) capital stock (including the Series A Preferred Stock and the Common Stock) of, membership interests, partnership interests or other equity interests in, the Company or any of its Subsidiaries (including, without limitation, other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests in the Company or any of its Subsidiaries, and including, without limitation, any so-called “profits interests”); (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such equity interests in the Company or any of its Subsidiaries; and (iii) warrants, options or other rights to purchase or otherwise acquire such equity interests in the Company or any of its Subsidiaries.

“Executive” shall mean any Person rendering services to the Company or any of its Subsidiaries as an officer, director, manager, employee, advisor, independent contractor or consultant.

“Executive Stockholder” shall mean any Stockholder who is or was an Executive, or any Stockholder which has any stockholders, partners, members or other owners who are or were Executives.

“Fair Market Value” shall mean (i) with respect to cash, the amount thereof; (ii) with respect to securities, their market price as determined in good faith by the Board; and (iii) with respect to any consideration other than cash and securities, its fair value determined on the basis of an orderly, arm’s length sale (structured to produce the highest price for such consideration) to a willing buyer, taking into account all relevant factors determinative of value, as determined jointly by the Board and NRV (without applying any marketability or other discounts). If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability or other discounts) by an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing assets such as such consideration jointly selected by the Board and NRV. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

“Family Group” shall mean, as to any particular Person, (i) such Person’s spouse and descendants (whether natural or adopted); (ii) any trust solely for the benefit of such Person and/or such Person’s spouse and/or descendants; and (iii) any partnerships, corporations or limited liability companies where the only partners, stockholders or members are such Person and/or such Person’s spouse, descendants and/or trusts referred to in clause (ii) of this definition.

“Fundamental Change” means (a) any sale, transfer or exclusive license of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by Fair Market Value determined in the good faith judgment of the Board) in any transaction or series of transactions (other than sales of inventory and other sales in the ordinary course of business consistent with past practice), (b) any merger or consolidation to which the Company is a party, except for (i) a merger or consolidation which is effected solely to change the state of incorporation of the Company or (ii) a merger or consolidation in which the Company is the surviving corporation, the terms and relative priorities of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger or consolidation, the holders of Common Stock and the Series A Preferred Stock as of the effective time of the Merger (and after giving effect to the Merger) shall continue to own more than 50% of the Company’s Common Stock (assuming conversion of the Series A Preferred Stock).

“License Agreement” shall mean that certain Technology License and Services Agreement, dated as of October 31, 2012, by and between Neurotrope, on the one hand, and BRNI and NRV II, on the other hand, as may be amended from time to time in accordance with the terms thereof.

“Majority Abeles Stockholders” shall mean, as of the date of any determination, the Abeles Stockholders holding a majority of the Stockholder Shares then held by all Abeles Stockholders.

“Majority Common Stockholders” shall mean, as of the date of any determination, the holders of Common Stock holding a majority of the Stockholder Shares then held by all holders of Common Stock.

“Majority Stockholders” shall mean, as of the date of any determination, the Stockholders holding a majority of the Stockholder Shares then held by all Stockholders.

“Permitted Transferee” shall mean (i) with respect to any Person who is an individual or a member of the Family Group of an Executive, a member of such Person’s Family Group; and (ii) with respect to any Person which is an entity (other than any Executive Stockholder or any other entity referred to in clause (i)), any of such Person’s Affiliates, but only for so long as such Person remains a Permitted Transferee of such Person.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pro Rata Basis” shall mean, with respect to each Holder, and as determined with respect to any particular expense, liability or obligation incurred (or amount of proceeds withheld) in connection with any Transfer of Equity Securities pursuant to Section 4C or any Approved Sale, the amount such Holder’s proceeds would be reduced as a percentage of the aggregate reduction in proceeds to applicable Holders assuming the Total Equity Value implied by such Transfer or Approved Sale were being distributed in a liquidation, dissolution and winding up of the Corporation in accordance with the Certificate of Incorporation in connection with such Transfer or Approved Sale and as if such expense, liability or obligation were incurred and satisfied (or such amount of proceeds were withheld) prior to such distribution, as determined reasonably and in good faith by the Board.

“Pro Rata Share” shall mean, with respect to each share of Series A Preferred Stock or Common Stock, the proportionate amount such share would receive if an amount equal to the Total Equity Value were distributed in a liquidation, dissolution and winding up of the Corporation in accordance with the Certificate of Incorporation, and with respect to each Stockholder, such Stockholder’s proportionate share of the Total Equity Value based on the shares held by such Stockholder, in each case as determined reasonably and in good faith by the Board.

“Public Offering” shall mean any offering by the Company of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

“Public Sale” shall mean any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar provision then in force).

“Qualified Public Offering” shall mean a Public Offering underwritten on a firm commitment basis by a nationally recognized investment bank in which (i) the aggregate proceeds received by the Company and any other selling stockholders in such Public Offering (net of discounts, commissions and expenses) shall be at least $50,000,000; and (ii) the price per share paid by the public for such shares will be an amount not less than $10 (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like with respect to the Common Stock).

“Securities Act” shall mean the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Stockholder Shares” shall mean (i) any Common Stock purchased or otherwise acquired or held by any Stockholder; (ii) any Common Stock issued or issuable directly or indirectly upon the conversion, exercise or exchange of any securities purchased or otherwise acquired by any Stockholder which are convertible into or exercisable or exchangeable directly or indirectly for Common Stock (including the Series A Preferred Stock but excluding options to purchase Common Stock granted by the Company unless and until such options are exercised); and (iii) any other capital stock or equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular securities constituting Stockholder Shares hereunder, such Stockholder Shares shall cease to be Stockholder Shares hereunder when they have been (y) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (z) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

“Subsequent Financing” shall mean the sale by the Company, after the completion of the A Round Financing (as such term is defined in the License Agreement), of equity securities resulting in gross proceeds to the Company of not less than $12,000,000 (or such other amount as agreed by a unanimous vote of the Board).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, general partner or managing director of such limited liability company, partnership, association or other business entity.

“Total Equity Value” shall mean the aggregate proceeds which would be received by the Stockholders if: (i) the assets of the Company as a going concern were sold at their Fair Market Value; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses incurred in connection with such transaction and any reserves established by the Board for contingent liabilities); and (iii) such net sale proceeds were then distributed in a liquidation, dissolution and winding up of the Corporation in accordance with the Certificate of Incorporation. When determined in connection with a Fundamental Change or Change in Ownership, Total Equity Value shall be derived from the consideration paid in connection with such Fundamental Change or Change in Ownership.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof or an offer or agreement to do the foregoing, including issuances, but excluding conversions and redemptions of shares of capital stock or other Equity Securities by the Company made in accordance with the Certificate of Incorporation. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

Section 8.    Transfers; Transfers in Violation of Agreement. Prior to Transferring any Stockholder Shares to any Person or entity, the transferring Stockholder shall cause the prospective transferee to execute and deliver to the Company and the other Stockholders a Joinder Agreement, substantially in the form of Exhibit A hereto. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such Stockholder Shares for any purpose.

Section 9.     Amendments and Waivers. Subject to Section 21, except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Majority Stockholders; provided that, no amendment, modification or waiver may be made with respect to Section 1, 2A, Section 4, Section 7, this Section 9, Section 21 or Section 24 without the prior written consent of NRV; provided further that, no amendment, modification or waiver may be made with respect to Section1, Section 4, Section 7, this Section 9, Section 21 or Section 24 without the prior written consent of the Majority Abeles Stockholders; provided further that, for the avoidance of doubt, any amendment, modification or waiver diminishing or adversely affecting the rights of any holder or group of holders of Stockholder Shares in a manner disproportionately unfavorable to such holder or group of holders relative to the other holders or groups of holders of Stockholder Shares shall require the prior written consent of the holder(s) of a majority of the Stockholder Shares so disproportionately unfavorably affected. Each Stockholder agrees that any amendment, modification or waiver so approved shall be binding on such Stockholder, whether or not such Stockholder provided such consent. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 10.   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 11.  Entire Agreement. This Agreement and the documents explicitly referred to herein contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

Section 12.   Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.

Section 13.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

Section 14.  Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 15.  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter), or (iv) five (5) after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Stockholders and to the Company at the addresses indicated below:

Notices to the Company:

Neurotrope BioScience, Inc.

Address:	10732 Hawk’s Vista St.
Plantation, Florida 33324
Attention:	Chief Executive Officer
Jim New
Telephone:	954-452-4656

 With a copy (which shall not constitute notice) to:

Address:	Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue, 23rd Floor
Miami, FL 33131
Attention:	Laura Vaughn
Telephone:	305-350-7282
Facsimile:	305-351-2286

Notices to BRNI:

Blanchette Rockefeller Neurosciences Institute

Address:	8 Medical Center Drive
Morgantown, WV 26505-3409
Attention:	Shana Phares
Chief Executive Officer
Telephone:	304-293-1361
Facsimile:	304-293-7536

With a copy (which shall not constitute notice) to:

Address:	Kirkland & Ellis, LLP
300 North LaSalle
Chicago, IL 60654
Attention:	William Singer
Telephone:	312-862-2142
Facsimile:	312-862-2200

Notices to NRV:

Neuroscience Research Ventures, Inc.

Address:	364 Patteson Drive, #279
Morgantown, WV 26505
Attention:	Tom Vorbach
Assistant Secretary
Telephone:	304-598-8112

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 16.  Governing Law. The corporate law of the State of Nevada shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

Section 17.   [Reserved].

Section 18.  Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is then located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

Section 19.  Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency and quantity.” The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Any reference herein to a holder of Stockholder Shares’ fully-diluted, as-if-converted ownership shall not include in the determination thereof any shares of Common Stock issuable upon exercise of stock options issued pursuant to the Equity Incentive Plan.

Section 20.  No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties hereto intend that each covenant and agreement contained herein shall have independent significance. If any party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first covenant or agreement.

Section 21. Termination. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that this Agreement shall automatically terminate and be of no further force and effect, without any further required action by any party, upon the termination of the License Agreement; provided that, for the avoidance of doubt, the provisions of Section 24 shall only be deemed to have terminated following completion of any actions required thereby.

Section 22.  [Reserved].

Section 23. [Reserved].

Section 24.   Voting Matters

24A. Voting Agreement of Abeles Stockholders. Notwithstanding anything in this Agreement to the contrary, each Abeles Stockholder shall vote all of his, her or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control, shall cause the Abeles Directors to vote or consent, as applicable, and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), so that on each occasion that the board acts or proposes to act (whether at a meeting or by written consent) with respect to (a) licensing or sublicensing of Licensed IP (as such term is defined in the License Agreement), (b) a Fundamental Change or Change in Ownership or (c) the liquidation, dissolution or winding up of the Company (any action described in clauses (a) through (c) of this sentence, a “Specified Board Action”):

(i)                 each Abeles Designee shall (a) vote or execute a written consent, as applicable, in favor of any Specified Board Action approved (by vote or by execution of a written consent) by the NRV Designees and (b) vote against, or refrain from executing a written consent in favor of, as applicable, any Specified Board Action not approved (by vote or by execution of a written consent) by the NRV Designees; and

(ii)               if a Specified Board Action is approved by the Board and submitted to the Company’s stockholders for approval, each Abeles Stockholder shall vote all of his, her or its Stockholder Shares in favor of such Specified Board Action.

24B. Company Action. The Company shall not take any action that is inconsistent with the provisions of this Section 24.

24C. Termination. Subject to Section 21, the provisions of this Section 24 shall terminate automatically and shall be of no further force and effect upon the first to occur of (a) the consummation of a Qualified Public Offering and (b) the closing of the Company’s Subsequent Financing.

* * * * *

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Stockholders Agreement as of the date first written above.

COMPANY:

NEUROTROPE, INC.

By:  /s/ Jim New
Name: Jim New
Its: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Stockholders Agreement as of the date first written above.

NRV:

NEUROSCIENCES RESEARCH
VENTURES, INC.

By:  /s/ William S. Singer
Name: William S. Singer
Its: Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Stockholders Agreement as of the date first written above.

ALKON:

/s/ Dan Alkon
Dan Alkon

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Stockholders Agreement as of the date first written above.

ABELES GROUP STOCKHOLDERS:

NORTHLEA PARTNERS LLLP

By: /s/ John Abeles
Name: John Abeles

Its: _______________________________

JIM NEW

/s/ Jim New

SCHEDULE OF ABELES GROUP STOCKHOLDERS

Northlea Partners LLLP
Jim New

JOINDER AGREEMENT

Effective upon the execution hereof, the undersigned hereby agrees to become a party to and bound by that certain Stockholders Agreement, dated as of August 23, 2013, among Neurotrope, Inc., a Nevada corporation, and the other parties from time to time party thereto, as amended, modified and waived from time to time (the “Stockholders Agreement”). The undersigned, by executing this joinder agreement, shall be entitled to all of the rights and subject to all of the obligations of a Stockholder and a holder of Stockholder Shares under the Stockholders Agreement.

Dated: __________, 20__

[ INVESTOR NAME ]

By:
Its:

By:
Its:

By: _________________________
Name: _________________________
Its: _________________________